Exhibit 99.1

Contact:    Michael R. Sand,
                   President & CEO
   Dean J. Brydon, CFO
                    (360) 533-4747
                    www.timberlandbank.com

Timberland Bancorp, Inc. Appoints James A. Davis to its Board of Directors

HOQUIAM, WA – April 25, 2017 – Timberland Bancorp, Inc. (Nasdaq: TSBK) ("Timberland" or the "Company"), the holding company for Timberland Bank (the "Bank") announced today that James A. Davis has been appointed to the Boards of Directors of the Company and the Bank.  Mr. Davis was appointed to fill the vacancies created by the retirement of James C. Mason from the boards.

Mr. Davis has significant experience in the technology sector having served in significant capacities with, among others, Sungard Data Systems, Hewlett-Packard, Inc., Apple Computer, Inc., Sun Microsystems, Inc., Digital Equipment Corporation and Burroughs Corporation.  For the past eleven years, up until its acquisition by Sterling Talentwise in mid-2016, Mr. Davis was the CEO of Verified Persons, a background verification company.

"We are pleased to add someone of Jim's stature and experience to Timberland's Board," said Michael Sand, President and CEO of Timberland Bancorp.  "Jim has significant experience in the technology sector which is one of the most relevant sectors currently impacting the banking sector.  In addition to his experience with several of the major technology providers in the United States, Jim was previously involved with various strategy consulting engagements as the Managing Director, USA, of Atlanta International, a European consulting firm. His work for Atlanta International's clients included strategy development, expense reduction and restructuring worldwide sales organizations.  We look forward to Jim's active participation as a board member of both the Company and the Bank."

About the Company

Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).